PROMISSORY NOTE
                                 ---------------
$40,000                                                             JUNE 5, 2002

     FORVALUE RECEIVED, Citadel Security Software Inc., a Delaware corporation ("Maker"), promises to pay to Aspen Advisors, LP ("Holder"), without deduction or offset, at 2100 McKinney Avenue, Suite 1500, Dallas, TX 75201 (or such other address as Holder may designate in writing to Maker), the total principal sum of Forty Thousand and 00/100 Dollars ($40,000.00) (the "Note").

1.     Payment Schedule.     The Note plus interest is due and payable on or
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before June 12, 2002.  Maker may elect to repay the note at any time prior to the Maturity Date in whole or in part.

2.     Term.     The Term of the Note shall be until June 12, 2002 (the
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"Maturity Date").

3.     Interest Payments.     Interest shall be payable to Holder in cash or
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other securities agreed to by both parties upon repayment or at the Maturity
Date, whichever comes first, at the rate of ten percent (10%) per annum.

4.     Personal Guarantee.     The Note shall be personally guaranteed by Steven
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B. Solomon ("Guarantor") collateralized by 50,000 shares of the Maker owned free and clear of all encumbrances by Gurantor and evidenced by the attached Stock Pledge Agreement.

5.     Default:  Attorney's Fees.     If the principal amount of this Note is
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not paid within two (2) days after the Maturity Date, then the principal amount outstanding to Holder shall bear interest at the rate of fifteen percent (15%) per annum until paid in full, and the Holder shall be entitled to additional free trading shares of the Maker, or in the absence of payment by the Maker then Steve Solomon, in the amount 2,500 shares per day the Note is not paid in full. If Holder or Maker commences a legal proceeding to enforce or obtain a declaration of its rights under this Note, then the prevailing party in such legal proceeding shall be entitled to collect all of its reasonable costs and expenses incurred in the proceeding, including but not limited to reasonable attorney's fees, from the non-prevailing party.

6.     Waiver:  Successors and Assigns.     All makers and endorsers hereby
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waive presentment, notice of dishonor, and protest hereof.  This Note shall be binding upon the successors and assigns of Maker.

7.     Notice.          Any notice to Maker provided for in this Note shall be
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given by mailing at the address stated below, or to such other address as Maker may designate by written notice to Holder. Any notice to Holder provided for in this Note shall be given by mailing at the address stated above or to such other address as Holder may designate by written notice to Maker.

8.     Assignment of Note.     This Note may not be transferred or assigned by
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Holder without the written consent of Maker.

9.     Governing Law.     If any suit is brought to collect any portion or all
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of this Note or for a declaration of rights hereunder, the laws of the State of
Texas shall govern this Note and venue of said suit shall be in Dallas County, Texas.

MAKER:
Citadel Security Software Inc.            Address of Maker:
                                          3811 Turtle Creek Blvd., Suite 770
                                          Dallas, Texas 75219
By:  /s/  Steven B. Solomon
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      Steven B. Solomon, CEO

GUARANTOR, INDIVIDUALLY:                  Address of Guarantor:
                                          8750 N. Central Expwy, Ste 100
                                          Dallas, Texas 75231
By:  /s/  Steven B. Solomon
     ----------------------
      Steven B. Solomon


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